Exhibit 99.1

 NEWS RELEASE

LITTELFUSE ANNOUNCES CEO SUCCESSION

Gordon Hunter to remain Executive Chairman as

Dave Heinzmann becomes CEO on January 1, 2017

CHICAGO, November 16, 2016 – Littelfuse, Inc. (NASDAQ: LFUS) today announced that Gordon Hunter, Chairman, President, and Chief Executive Officer, will transition to the role of Executive Chairman, effective January 1, 2017. Dave Heinzmann, Chief Operating Officer, will assume the position of President and Chief Executive Officer at that time and will join the company’s board of directors, bringing the size of the board to eight members.

Hunter joined the Littelfuse board of directors in 2002. He served as Chief Operating Officer from November 2003 to January 2005, and was named President and Chief Executive Officer and elected Chairman of the Board of Directors in January, 2005. Beyond January 2017, he will continue as Executive Chairman of the company and work closely with Heinzmann.

“I am proud to have led the company for the past 12 years through a period of unprecedented growth to a $1 billion enterprise,” said Hunter. “As we look ahead, I am confident that Littelfuse is well positioned for its next stage of growth. I want to thank all of our associates for their enthusiasm and dedication in transforming our company into what we are today, and look forward to our continued success.”

“Dave and I have worked together for 13 years, and more closely in the past three years as he stepped into the chief operating officer role,” continued Hunter. “Together, we built our current successful strategy and have been working on our next five-year growth strategy, which we will roll out in December. I expect this to be a seamless transition, as we’ve been preparing for this for some time. With Dave’s extensive experience across the company, he is the right leader for our next phase of growth.”

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“I’m honored to lead the company that I’ve been a part of for the past 31 years,” said Heinzmann. “Gordon has been both a mentor and a friend, and I look forward to continuing to work with him to build on our success. I am confident in the strength of our organization and our ability to capitalize on our position across key market trends to accelerate our growth.”

William Noglows, Littelfuse board member and lead independent director, added, “Since joining the company, Gordon has led the strategic transformation of Littelfuse from a fuse company into a global leader in circuit protection with expanding platforms in power control and sensing. During his tenure, sales have grown from $300 million to over $1 billion, market capitalization has grown to over $3 billion, and he has built a lasting culture of passion and excitement. Dave’s leadership and extensive experience will be a key driver in the continued growth and evolution of the company. The board of directors is looking forward to working with Dave as our next CEO.”

Heinzmann, age 53, has been Chief Operating Officer since January 2014. He began his career at the company in 1985 as a manufacturing engineer and has held positions of increasing responsibility since that time. From 2004 through 2007, he served as Vice President and General Manager, Automotive segment, and then as Vice President, Global Operations until January 2014. He holds a Bachelor of Science degree in mechanical engineering from Missouri University of Science and Technology.

About Littelfuse

Founded in 1927, Littelfuse is the world leader in circuit protection with growing global platforms in power control and sensing. The company serves customers in the electronics, automotive and industrial markets with technologies including fuses, semiconductors, polymers, ceramics, relays and sensors. Littelfuse has over 10,000 employees in more than 40 locations throughout the Americas, Europe and Asia.  For more information, please visit the Littelfuse website: Littelfuse.com.

CONTACT:

Investors:	News Media:
Meenal Sethna	David Kurt
Executive Vice President and CFO	Manager, Corporate Communications
+1 (773) 628-0616	+1 (773) 628-0726
LFUS-F

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